Exhibit 1

JOINT FILING AGREEMENT

                In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Bare Escentuals, Inc., and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

                The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate.

                This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute one agreement.

                In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement this 14th day of February, 2008.

JH PARTNERS, LLC, a Delaware limited liability company

/s/ John C. Hansen
Name:	John C. Hansen
Its:	President

JH MDB INVESTORS, L.P., a Delaware limited partnership

By:	JHMD Beauty, GP, LLC
Its:	General Partner

/s/ John C. Hansen
Name:	John C. Hansen
Its:	Manager

JH CAPITAL PARTNERS IV, LP, a California limited partnership

By:	Williamson GP, Inc.
Its:	General Partner

/s/ James G. Williamson
Name:	James G. Williamson
Its:	President

JH INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company

/s/ John C. Hansen
Name:	John C. Hansen
Its:	Manager